PURCHASE AND SALE AGREEMENT

by and between

FORT NELSON APARTMENTS, L.L.C.,
A Delaware limited liability company

and

TRIPLE NET PROPERTIES,
A Virginia limited liability company

Property Name: The Heights
Location: Portsmouth, Virginia

Effective Date: December 10, 2007

TABLE OF CONTENTS

ARTICLE 1 - CERTAIN DEFINITIONS	1
ARTICLE 2 - SALE OF PROPERTY	8
ARTICLE 3 - PURCHASE PRICE	9
3.1Earnest Money Deposit.	9
3.1.1Payment of Deposit	9
3.1.2Applicable Terms; Failure to Make Deposit	9
3.2Cash at Closing.	9
ARTICLE 4 - TITLE MATTERS	9
4.1Title to Real Property.	9
4.2Title Defects.	10
4.2.1Buyer’s Objections to Title; Seller’s Obligations and Rights	10
4.2.2No New Exceptions	11
4.3Title Insurance.	11
ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY	11
5.1Buyer’s Due Diligence	11
5.1.1Access to Documents and the Property	11
5.1.2Limit on Government Contacts	12
5.2As-Is Sale.	12
5.3Termination of Agreement During Due Diligence Period.	13
5.4Buyer’s Certificate.	13
ARTICLE 6 - ADJUSTMENTS AND PRORATIONS	14
6.1Lease Rentals and Other Revenues.	14
6.1.1Rents	14
6.1.2Other Revenues	15
6.2Reimbursable Lease Expenses	15
6.3Real Estate and Personal Property Taxes	15
6.3.1Proration of Ad Valorem Taxes	15
6.3.2Insufficient Information	16
6.3.3Special Assessments	16
6.3.4Tenant Reimbursements	16
6.3.5Reassessment	17
6.4Other Property Operating Expenses	17
6.5Closing Costs	17
6.6Cash Security Deposits	18
6.7Apportionment Credit	18
6.8Delayed Adjustment; Delivery of Operating and Other Financial Statements	18
ARTICLE 7 - CLOSING	18
7.1Closing Date	18
7.2Title Transfer and Payment of Purchase Price	19
7.3Seller’s Closing Deliveries	19
7.4Buyer’s Closing Deliveries	21
ARTICLE 8 - CONDITIONS TO CLOSING	22
8.1Conditions to Seller’s Obligations	22
8.2Conditions to Buyer’s Obligations	22
8.3Waiver of Failure of Conditions Precedent	23
8.4Approvals not a Condition to Buyer’s Performance	23
ARTICLE 9 - REPRESENTATIONS AND WARRANTIES	24
9.1Buyer’s Representations	24
9.1.1Buyer’s Authorization	24
9.1.2Buyer’s Financial Condition	24
9.2Seller’s Representations	24
9.2.1Seller’s Authorization	24
9.2.2Seller’s Knowledge Representations	25
9.3General Provisions.	27
9.3.1No Representation as to Leases	27
9.3.2Seller’s Warranties Deemed Modified	27
9.3.3Breach of Seller’s Warranties prior to Closing	28
9.3.4Survival; Limitation on Seller’s Liability	29
ARTICLE 10 - COVENANTS	29
10.1Buyer’s Covenants	29
10.1.1Confidentiality	29
10.1.2Buyer’s Indemnity	30
10.2Seller’s Covenants	30
10.2.1Contracts	30
10.2.2Maintenance of Property	31
10.3Mutual Covenants.	32
10.3.1Publicity	32
10.3.2Brokers	32
10.3.3Tax Protests; Tax Refunds and Credits	33
10.3.4Survival	33
ARTICLE 11 - FAILURE OF CONDITIONS	34
11.1To Seller’s Obligations	34
11.2To Buyer’s Obligations	34
ARTICLE 12 - CONDEMNATION/CASUALTY	34
12.1Right to Terminate	34
12.2Allocation of Proceeds and Awards	35
12.3 Insurance	35
12.4Waiver	35
ARTICLE 13 - ESCROW PROVISIONS	35
ARTICLE 14 - LEASING MATTERS	37
14.1New Leases; Lease Modifications	37
14.2Lease Enforcement	38
14.3Lease Expenses	38
ARTICLE 15 - MISCELLANEOUS	38
15.1Buyer’s Assignment	38
15.2Designation Agreement	38
15.3Survival/Merger	39
15.4Integration; Waiver	39
15.5Governing Law	39
15.6Captions Not Binding; Exhibits	40
15.7Binding Effect	40
15.8Severability	40
15.9Notices	40
15.10 Counterparts	42
15.11 No Recordation	42
15.12 Additional Agreements; Further Assurances	42
15.13 Construction	42
15.14 ERISA	42
15.15 Maximum Aggregate Liability	44
15.16 Time of Essence	45
15.18 WAIVER OF JURY TRIAL	45
15.19 Facsimile Signatures	45

EXHIBITS

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J-1 Exhibit J-2	Legal Description
List of Contracts
Form of As-Is Certificate and Agreement
Form of Deed
Form of Bill of Sale
Form of Assignment of Leases
Form of Assignment of Intangible Property
Form of Notice to Tenants
Form of FIRPTA Affidavit
Form of Title Affidavit
Form of Gap Indemnity

Exhibit K Notices of Litigation, Contract Defaults, Governmental Violations and Lease Defaults

Exhibit L List of Tenants

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of the Effective Date by and between FORT NELSON APARTMENTS, L.L.C., a Delaware limited liability company (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1 — CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Access Agreement” shall mean that certain Property Access and Confidentiality Agreement dated as of October 31, 2007, by and between Seller and Buyer.

“business day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State in which the Property is located. If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

“Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by any Buyer’s Representatives in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall mean Buyer, its members, managers and its and their officers, directors, employees, agents and representatives.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean December 21, 2007, as the same may be extended pursuant to the express terms of this Agreement.

“Closing Documents” shall mean all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement or otherwise in connection with the Transaction or this Agreement, including, without limitation, the documents and instruments required pursuant to the terms of Article 7.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following: appraisals; budgets (other than the budget for the calendar year in which the Closing occurs); strategic plans for the Real Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential.

“Contracts” shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements) that are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“deemed to know” (or words of similar import) shall have the following meaning:

(a)	Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i)	any Buyer’s Representative knows of such fact or circumstance, or

(ii)	such fact or circumstance is disclosed by this Agreement, the Closing Documents executed by Seller, the Documents, any estoppel certificate executed by any tenant of the Property and delivered to any Buyer’s Representatives, or any Buyer’s Reports.

(b)	Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that:

(i)	any Buyer’s Representative has knowledge of information which is inconsistent with such Seller’s Warranty, or

(ii)	this Agreement, the Closing Documents executed by Seller, the Documents, any estoppel certificate executed by any tenant of the Property and delivered to any Buyer’s Representatives, or any Buyer’s Reports contains information which is inconsistent with such Seller’s Warranty.

“Deposit” shall mean, collectively, the First Deposit, Second Deposit and Extension Deposit (if the Extension Deposit is made).

“Designated Representatives” shall mean Joanna Mulford and Daniel Aston, as representatives of Seller.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that any of the Seller Parties deliver or make available to any Buyer’s Representatives prior to Closing or which are otherwise obtained by any Buyer’s Representatives prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Due Diligence Period” shall mean the period commencing prior to the execution of this Agreement and expiring at 5:00 p.m. Eastern Time on December 6, 2007.

“Effective Date” shall mean December 10, 2007.

“Escrow Agent” shall mean Pioneer Title Company, One Columbus Center, Suite 400, Virginia Beach, Virginia, 23462, Attention: Kris Cates, (757) 671-7413, kcates@titleassistance.com, in its capacity as escrow agent.

“Escrow Deposit” is defined in Section 13.1.

“Extension Deposit” shall mean the sum of Two Hundred Thousand Dollars ($200,000).

“First Deposit” shall mean the sum of One Hundred Thousand Dollars ($100,000.00).

“Intangible Property” shall mean, collectively, Seller’s interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller without any expense to Seller:

(a)	the Contracts; and

(b)	to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property; and

(c)	any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date.

“Laws” shall mean all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean all leases for tenants of the Real Property on the Closing Date (including, without limitation, all New Leases).

“Liabilities” shall mean, collectively, any and all losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Major Casualty/Condemnation” shall mean:

(a)	any condemnation or eminent domain proceedings that occurs after the date hereof, if and only if the portion of the Property that is the subject of such proceedings has a value in excess of One Million Dollars ($1,000,000), as reasonably determined by Seller; and

(b)	any casualty that occurs after the date hereof, if and only if either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess One Million Dollars ($1,000,000), as reasonably determined by Seller.

“New Leases” shall mean, collectively, any lease for space at the Property entered into between the Effective Date and the Closing Date.

“Owner’s Title Policy” shall mean an ALTA owner’s title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located), in the amount of the Purchase Price.

“Permitted Exceptions” shall mean and include all of the following: (a) applicable zoning and building ordinances and land use regulations, (b) any deed, easement, restriction, covenant or other matter affecting title to the Property caused or created by Seller in accordance with and subject to the terms of Subsection 4.2.2, (c) the lien of taxes and assessments not yet due and payable, (d) any exceptions caused by any Buyer’s Representative, (e) such other exceptions as are set forth in the Owner’s Title Policy, (f) the rights of the tenants under the Leases, (g) any matters about which Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period to the extent Buyer fails to timely object to such matter under Subsection 4.2.1 and (h) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof.

“Personal Property” shall mean, collectively, (a) all tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, and (b) all books, records and files of Seller relating to the Real Property or the Leases, but specifically excluding from the items described in both clauses (a) and (b), any Confidential Materials and any computer software that is licensed to Seller.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller’s interest as landlord in all Leases; and (d) the Intangible Property.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or create any portion of the Property.

“Prudential” shall mean The Prudential Insurance Company of America, a New Jersey corporation.

“Purchase Price” shall mean the sum of Seventeen Million Dollars ($17,000,000.00).

“Real Property” shall mean that certain parcel of real estate located in Portsmouth, Virginia and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the Closing Date and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto; provided, however, that in the event of any condemnation or casualty that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding.

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

“Rents” shall mean all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the tenants of the Property under the Leases.

“Required Exceptions” shall mean, collectively, the following:

(a)	any Title Objections to the extent (and only to the extent) that the same (i) have not been caused by any Buyer’s Representatives, and (ii) constitute any of the following:

(A)	liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes) (“Monetary Liens”) that are created as a result of the intentional acts or omissions of Seller or otherwise arise by, through or under Seller, but not if such liens were caused by any Buyer’s Representatives; or

(B)	liens or encumbrances other than Monetary Liens created by Seller or its agents and affiliates after the date of this Agreement in violation of Subsection 4.2.2.

(b)	any exception to title that Seller has specifically agreed in writing to Remove pursuant to the terms of Section 4.2.1(b).

“Second Deposit” shall mean the sum of Three Hundred Thousand Dollars ($300,000.00).

“Seller-Allocated Amounts” shall mean, collectively:

(a)	with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller after the Closing Date in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b) with respect to any casualty to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller after the Closing Date in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property and (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller’s Broker; (d) Seller’s property manager; (e) any direct or indirect owner of any beneficial interest in Seller, including without limitation, Prudential; (f) any officer, director, employee, or agent of Seller, its counsel, Seller’s Broker, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Broker” shall mean Cushman & Wakefield.

“Seller’s knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Representatives and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Representatives. There shall be no personal liability on the part of the Designated Representatives arising out of any of the Seller’s Warranties.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 and the Closing Documents executed by Seller, as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of this Agreement.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State in which the Property is located.

“Tax Year” shall mean the year period commencing on July 1, 2007 and ending on June 30, 2008, being the real estate tax year for the city in which the Property is located.

“Title Commitment” shall mean a commitment to issue an owner’s policy of title insurance with respect to the Property issued by the Title Company.

“Title Company” shall mean Pioneer Title Company, as agent for Chicago Title Insurance Company.

“Title Documents” shall mean all documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

“Title Objections” shall mean any exceptions to title to which Buyer is entitled and timely objects in accordance with the terms of Subsection 4.2.1(a).

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2 -	SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Closing Documents, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3 — PURCHASE PRICE

In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement. The Purchase Price shall be paid as follows:

3.1	Earnest Money Deposit.

3.1.1	Payment of Deposit. Upon the full and final execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, Buyer shall deposit the First Deposit with Escrow Agent. The First Deposit (i) shall be made in immediately available funds, and shall be invested in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, (ii) shall be deemed earned by Seller upon Seller’s execution of the Sale Agreement, and (iii) shall be non-refundable to Buyer under all circumstances, save and except a default by Seller under this Agreement, a failure of any condition set forth in Section 8.2, or a casualty or condemnation that results in a termination of this Agreement pursuant to Article 12. If Buyer terminates this Agreement prior to the expiration of the Due Diligence Period as set forth in Section 5.3, Escrow Agent shall immediately disburse the First Deposit to Seller without the need of any further action by Buyer or Seller. In addition, no later than the expiration of the Due Diligence Period (provided that this Agreement is not sooner terminated in accordance with the terms hereof), and as a condition to the continued effectiveness of this Agreement, Buyer shall deposit the Second Deposit with Escrow Agent. The Second Deposit shall be made in immediately available funds, shall be invested in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller and shall be non-refundable to Buyer (other than for a default by Seller under this Agreement, the failure of any condition set forth in Section 8.2, a casualty or condemnation that results in a termination of this Agreement pursuant to Article 12, or Buyer’s termination of this Agreement prior to the expiration of the Due Diligence Period). In addition, if Buyer elects to extend the Closing Date pursuant to Section 7.1, Buyer shall deposit the Extension Deposit with Escrow Agent simultaneously with Buyer’s delivery of the Closing Extension Notice (as defined in Section 7.1) to Seller. Upon receipt of the Extension Deposit, Escrow Agent shall immediately pay the Deposit to Seller in immediately available funds by wire transfer without the need of any further action by Buyer or Seller and the Deposit shall be non-refundable to Buyer (other than for a default by Seller under this Agreement, the failure of any condition set forth in Section 8.2, a casualty or condemnation that results in a termination of this Agreement pursuant to Article 12).

3.1.2	Applicable Terms; Failure to Make Deposit. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, Buyer shall be deemed to have elected to terminate this Agreement and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2	Cash at Closing. On the Closing Date, Buyer shall (a) pay or cause to be paid to Seller an amount equal to the balance of the Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement, and (b) cause the Escrow Agent to simultaneously pay the Deposit to Seller in immediately available funds by wire transfer as more particularly set forth in Section 7.2 if the Deposit was not previously released to Seller pursuant to Section 3.1.1.

ARTICLE 4 — TITLE MATTERS

4.1	Title to Real Property. Buyer shall use commercially reasonable efforts to obtain the Title Commitment, copies of all of the Title Documents, and the Survey as soon as reasonably practicable after the date hereof. Buyer shall notify Seller when it receives any of the aforementioned documents and shall promptly furnish Seller copies of the same.

4.2	Title Defects.

	4.2.1	Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a)	Prior to the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment, the Survey, and any supplemental title reports or updates to the Title Commitment (whether or not such matters constitute Permitted Exceptions). In addition, after the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters which are not Permitted Exceptions and which materially adversely affect Buyer’s title to the Real Property that may first appear on any supplemental title reports or updates to the Title Commitment or Survey issued after the expiration of the Due Diligence Period so long as such objection is made by Buyer within five (5) business days after Buyer becomes aware of the same (but, in any event, prior to the Closing Date). Unless Buyer is entitled to and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions.

(b)	To the extent that any Title Objections do not constitute Required Exceptions, Seller may elect (but shall not be obligated) to Remove or cause to be Removed any such Title Objections and Seller shall notify Buyer in writing within five (5) business days after receipt of Buyer’s notice of Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to Remove the same. Failure of Seller to respond in writing within such period shall be deemed an election by Seller not to Remove such Title Objections. Any Title Objection that Seller elects in writing to Remove shall be deemed a Required Exception. If Seller elects not to Remove one or more Title Objections, then, within five (5) business days after Seller’s election (but, in any event, prior to the Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the First Deposit shall be paid to Seller and the Second Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c)	If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed any Required Exceptions. Seller may use any portion of the Purchase Price to satisfy any Required Exceptions that exist as of the Closing Date, provided Seller shall cause the Title Company to Remove the same. If Seller is unable to Remove any Required Exceptions prior to the Closing, Buyer may at Closing elect to either (a) terminate this Agreement, in which event the First Deposit shall be paid to Seller and the Second Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) accept such exceptions to title and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(d)	Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed forty-five (45) days) for the purpose of the Removal of any exceptions to title.

4.2.2	No New Exceptions. From and after the date hereof, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Property unless Buyer has received a true, correct and complete copy thereof and has approved the same in advance, in writing. If Buyer fails to object in writing to any such proposed instrument within five (5) business days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such instrument that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed between the expiration of the Due Diligence Period and the Closing.

4.3	Title Insurance. At Closing, the Title Company shall issue the Owner’s Title Policy to Buyer, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY
5.1	Buyer’s Due Diligence.

5.1.1	Access to Documents and the Property. Commencing prior to the date hereof and continuing to the Closing Date, Seller has and will continue to make or cause to be made available to Buyer for copying, at Buyer’s sole cost and expense, on-site property files of Seller and Seller’s property manager as well as those files of Seller located at Roseland Property Company, 450 Court Street, Portsmouth, Virginia 23704 (other than Confidential Materials). In addition, commencing prior to the date hereof and continuing to the Closing Date, Seller has and will continue to allow Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) access to the Property shall be during normal working hours upon at least one business day’s notice to Seller and/or Seller’s agent, Drew White, Phone: 703-286-3001; Fax: 703-847-2797; (b) Buyer shall provide to Seller in advance the names, addresses and scope of work for each consultant, contractor and agent who will be conducting Due Diligence at the Property; (c) Buyer’s access and investigations shall not unreasonably interfere with the operation of the Property or the rights of tenants; (d) Buyer shall not contact any tenant of the Property without Seller’s prior written consent, which Seller may withhold in Seller’s sole discretion; and (e) no invasive or destructive testing shall be conducted without Seller’s prior written consent, which Seller may withhold in Seller’s sole discretion, and Seller or its designated representatives shall have the right to be present during any physical testing of the Property by Buyer. Buyer shall deliver promptly to Seller copies of all Buyer’s Reports. Buyer shall repair promptly any physical damage to the Property caused by its Due Diligence and shall restore the Property to substantially the condition as it existed immediately prior to such Due Diligence. Buyer shall indemnify, defend, and hold each of the Seller Parties harmless from and against, any and all losses, costs, damages, claims, liabilities, expenses, demands or obligations, of any kind or nature whatsoever (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from the entry on the Property and/or the conduct of any Due Diligence by Buyer’s Representatives at any time prior to Closing; provided, however, that Buyer’s obligations under the foregoing indemnity shall not apply to the discovery of a pre-existing environmental or physical condition at the Property. Buyer shall obtain and maintain Commercial General Liability Insurance on an “occurrence” basis, covering Buyer’s activities on or about the Property, including (i) Protective Liability, (ii) Products/Completed Operations Liability, (iii) Broad Form Property Damage Liability, and (iv) Contractual Liability (which includes, without limitation, coverage for the indemnity and hold harmless agreement set forth in Article 4), against claims for bodily injury, personal injury (with employee and contractual exclusions deleted), property damage and death, with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence, and in aggregate, with aggregate limits of liability applying separately to Products/Completed Operations and all other general liability coverages combined. Each liability policy shall be written on an “occurrence” basis, if available. If any such policy is not available on an “occurrence” basis, and such policy is written on a “claims made” basis, such policy shall be subject to Seller’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Each policy must be written so that the effective (or retroactive) date of the policy is prior to the date of Buyer’s first access to the Property. Any such “claims made” basis policy shall be maintained until the expiration of any applicable statute of limitations, but in any event for a period of not less than one (1) year following the date of this Agreement. Buyer, upon Seller’s written request, shall furnish Seller with (a) certificates showing that all insurance is being maintained as required herein, and (b) endorsements naming the following entities as additional insureds under such policies: Seller and Seller’s Broker. Within ten (10) days after Seller’s written request, Buyer shall furnish Seller with a copy of all policies of insurance being maintained as required herein (including, without limitation, the exclusions and endorsements to each such policy) and a letter from the carrier(s) of such policies certifying that such copies constitute true and complete copies of such policies. If any such insurance policy expires before the termination of Buyer’s obligation to carry such insurance pursuant to this Agreement, Seller shall be provided with renewal certificates or binders not less than fifteen (15) days prior to such expiration together with evidence of the payment of premiums thereon. Each such certificate of insurance shall contain a provision that the coverage afforded under such policies will not be canceled or modified until at least thirty (30) days prior written notice has been given to Seller.

5.1.2	Limit on Government Contacts. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Property, Buyer’s Representatives shall not contact any governmental official or representative regarding hazardous materials on or the environmental condition of the Property without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days prior written notice of the intended contact and to have a representative present when any Buyer’s Representatives has any such contact with any governmental official or representative.

5.1.3	Other Due Diligence Obligations of Buyer. All inspections by Buyer’s Representatives shall be at Buyer’s sole expense and shall be in accordance with applicable Laws, including without limitation, Laws relating to worker safety and the proper disposal of discarded materials. Buyer shall cause each of Buyer’s Representatives to be aware of the terms of this Agreement as it relates to the conduct of Buyer’s Due Diligence and the obligations of such parties hereunder.

5.1.4	Waiver and Release. Buyer, for itself and all of the other Buyer Parties, hereby waives and releases Seller and each of the Seller Parties from all claims resulting directly or indirectly from access to, entrance upon, or inspection of the Property by the Buyer’s Representatives, except as may arise in connection with the gross negligence or willful misconduct of Seller or any of the Seller Parties. The provisions of this Section 5.1.4 shall survive the termination of this Agreement.

5.2	As-Is Sale. Buyer acknowledges and agrees as follows:

(a)	During the Due Diligence Period, subject to the terms of the Access Agreement and this Agreement, Buyer has conducted, and shall continue to conduct, or has waived its right to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate.

(b)	Except for Seller’s Warranties, the Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price, subject to prorations and adjustments as required hereunder.

(c)	Except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence.

(d)	Except for Seller’s Warranties, Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction.

In addition, Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities, to the extent expressly discharged herein and under the certificate attached hereto as Exhibit C.

5.3	Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, or for any reason whatsoever, Buyer may terminate this Agreement by written notice to Seller at any time prior to the expiration of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement, the First Deposit shall be paid to Seller and the Second Deposit shall be paid to Buyer. In the event Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement under and in accordance with this Article 5. Buyer and Seller each acknowledge and agree that although Buyer may continue to conduct Due Diligence after the Due Diligence Period, Buyer does not have the right to terminate this Agreement after the Due Diligence Period pursuant to this Article 5 and the First Deposit and Second Deposit are non-refundable to Buyer as and to the extent set forth in Section 3.1.1.

5.4	Buyer’s Certificate. Buyer shall deliver to Seller at the Closing, a certificate in the form of Exhibit C attached hereto and incorporated herein by this reference.

5.5	Access Agreement. The Access Agreement is hereby terminated and superceded by the terms of this Agreement and Buyer and Seller shall have no obligations thereunder except for those obligations that expressly survive the termination of the Access Agreement.

ARTICLE 6 - ADJUSTMENTS AND PRORATIONS
The following adjustments and prorations shall be made at Closing:
6.1	Lease Rentals and Other Revenues.

6.1.1	Rents. All collected Rents shall be prorated between Seller and Buyer as of the day prior to the Closing Date. Seller shall be entitled to all Rents attributable to any period to but not including the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. Subject to Section 6.1.3 below, Rents not collected as of the Closing Date shall not be prorated at the time of Closing.

6.1.2	Other Revenues. Revenues from Property operations (other than Rents (which shall be prorated as provided in Subsection 6.1.1), security deposits (which will be apportioned as provided in Section 6.6), and pre-paid installments or other payments under Contracts that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date.

6.1.3	Post-Closing Collections. After Closing, Buyer shall make a good faith effort to collect any Rents or other revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt; provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the applicable Lease at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases or other revenue due Seller with respect to the period prior to Closing, and Seller hereby retains its rights to pursue claims against any tenant under the Leases or other party for sums due with respect to periods prior to the Closing Date (including, without limitation, any percentage rent that may be due with respect to any period of time prior to Closing, regardless of when the same is to be paid to the owner of the Property pursuant to the terms of the applicable Lease); provided, however, that with respect to any legal proceedings against any tenant under a Lease, Seller (a) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (b) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing; and (c) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. The terms of this Section 6.1.3 shall survive the Closing and not be merged therein.

6.2	Reserved.

6.3	Real Estate and Personal Property Taxes.

6.3.1	Proration of Ad Valorem Taxes. Buyer and Seller shall only prorate ad valorem real estate and personal property taxes for the Property that are actually due and payable during Closing Tax Year, regardless of the year for which such taxes are assessed. There shall be no proration of ad valorem real estate or personal property taxes other than as set forth hereinabove and, as between Buyer and Seller, subject to this Section 6.3, Buyer agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable after the Closing. Because ad valorem real estate taxes and personal property taxes are paid quarterly throughout the Closing Tax Year with the next such quarterly payment being due on December 31, 2007, the proration of the ad valorem real estate and personal property taxes actually due and payable during the Closing Tax Year shall be calculated as follows:

(a)	Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable between October 1, 2007 and December 31, 2007 (the “Payment Period”), multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Payment Period prior to the Closing Date, and the denominator of which shall be 365; and

(b)	Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Payment Period, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Payment Period subsequent to and including the Closing Date, and the denominator of which shall be 365.

6.3.2	Insufficient Information. If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes due and payable during the Closing Tax Year, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year, and such proration shall be adjusted between Seller and Buyer after Closing upon presentation of written evidence that the actual taxes due and payable during the Closing Tax Year differ from the amounts used at Closing and in accordance with the provisions of Section 6.8.

6.3.3	Special Assessments. Intentionally Deleted.

6.3.4	Tenant Reimbursements. Intentionally Deleted.

6.3.5	Reassessment. Intentionally Deleted.

6.4	Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date.

6.5	Closing Costs. Buyer shall pay the following costs and expenses associated with the Transaction: (a) all premiums and charges of the Title Company for the Title Commitment and the Owner’s Title Policy (including endorsements), (b) the cost of preparing the Survey, (c) all recording and filing charges in connection with the instrument by which Seller conveys the Property, (d) one-half of all escrow or closing charges, (e) the so-called “Grantee’s tax” applicable to the transfer of the Property, (f) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, and (g) all lenders’ fees related to any financing to be obtained by Buyer. Seller shall pay the following costs and expenses associated with the Transaction: (i) the so-called “Grantor’s tax” applicable to the transfer of the Property, (ii) any bulk sales tax or personal property tax applicable to the transfer of the Property (iii) the commission due Seller’s Broker, (iv) all fees due its attorneys, and (v) all costs incurred in connection with causing the Title Company to Remove any Required Exceptions. The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6	Cash Security Deposits. To the extent that Seller has collected from any tenant any deposits or fees in addition to security deposits (including, without limitation, pet fees), Seller shall retain any such deposits or fees that are non-refundable, and any refundable deposits or fees shall be transferred to Buyer in the form of a credit at Closing.

6.7	Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

6.8	Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 6, as shown on the Closing Statement (as hereinafter defined) at Closing, shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing) or otherwise require adjustment as a result of any year-end or periodic reconciliations of reimbursable operating expenses or tax payments by a tenant under a Lease, the party owing money as a result of such error or adjustment shall promptly pay to the other party the sum necessary to correct such error or make such adjustment upon receipt of written proof of the same, provided that such proof is received by the party from whom payment is to be made on or before ninety (90) days after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements for the Property and copies of any correspondence and statements sent to tenants in connection with any reconciliation promptly after the same are prepared, but, in any event, no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.

ARTICLE 7 — CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1	Closing Date. Closing shall occur on the Closing Date, or earlier on a date mutually acceptable to the parties, by an escrow-style closing through the Escrow Agent. Buyer shall have the right, by delivery of written notice to Seller no less than two (2) days prior to the Closing Date (the “Closing Extension Notice”) , to extend the Closing Date to December 27, 2007. Time is of the essence with respect to the delivery of the Closing Extension Notice and the Closing.

7.2	Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by causing the Escrow Agent to deposit the same in Seller’s designated account by 3:00p.m. Eastern Time on the Closing Date. In addition, for each full or partial day after 3:00p.m. Eastern Time on the Closing Date that Seller has not received in its account the payment specified in Article 3 and Seller is unable to payoff its lender, Buyer shall pay to Seller at Closing (and as a condition thereto) the greater of (a) an amount equal to one (1) day’s interest on the unpaid funds at the rate per annum equal to the “prime rate” as such rate is reported in the “Money Rates” section of The Wall Street Journal, as published and distributed in New York, New York, in effect from time to time, and (b) an amount equal to the per diem proration for one (1) day. Notwithstanding the foregoing, Seller shall have the right to terminate this Agreement at any time if such payment is not received in Seller’s designated account by 12:00 noon Eastern Time on the day following the Closing Date.

7.3	Seller’s Closing Deliveries. At Closing, Seller shall deliver or cause to be delivered the following:

(a)	Deed. A special warranty deed in the form of Exhibit D attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

(b)	Bill of Sale. A bill of sale in the form of Exhibit E attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.

(c)	Assignment of Tenant Leases. An assignment and assumption of the Leases, in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.

(d)	Assignment of Intangible Property. An assignment and assumption of the Intangible Property in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.

(e)	Notice to Tenants. A single form letter in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.

(f)	Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

(g)	Evidence of Authority. A certificate of Seller evidencing the due authorization of Seller to sell the Property and Seller’s execution of this Agreement and the Closing Documents required to be delivered by Seller.

(h)	Other Documents. A title affidavit in the form of Exhibit J-1 attached hereto and incorporated herein by this reference, a gap indemnity in the form of Exhibit J-2 attached hereto and incorporated herein by this reference, and such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(i)	Letters of Credit as Tenant Security Deposits. With respect to any security deposits which are letters of credit, Seller shall, if the same may be assigned or quitclaimed by Seller, (i) deliver to Buyer at the Closing such letters of credit, (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith. To the extent any letters of credit are not assignable to Buyer, the same shall be credited to Buyer at Closing.

(j)	Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(k)	Closing Statement. A form of closing statement prepared by the Escrow Agent, setting forth the prorations and adjustments to the Purchase Price respecting the Property to be made pursuant to Article 6 (the “Closing Statement”), executed by Seller.

(l)	Keys and Original Documents. Keys to all locks on the Real Property in Seller’s or Seller’s building manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

The items to be delivered by Seller in accordance with the terms of Subsections (a) through (k) of this Section 7.3 shall be delivered to Escrow Agent on or prior to the Closing Date and the items to be delivered by Seller in accordance with the terms of Subsection (l) of this Section 7.3 shall be promptly delivered outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4	Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)	Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b)	Assignment of Leases. The Assignment of Leases executed by Buyer.

(c)	Assignment of Intangible Property. The Assignment of Intangible Property executed by Buyer.

(d)	Buyer’s As-Is Certificate. The certificate of Buyer required under Article 5 hereof.

(e)	Evidence of Authority. A certificate of Buyer evidencing the due authorization of Buyer to purchase the Property and Buyer’s execution of this Agreement and the Closing Documents required to be delivered by Buyer.

(f)	Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(g)	Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(h)	Closing Statement. The Closing Statement, executed by Buyer.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) through (h) of this Section 7.4 shall be delivered to Escrow Agent on or prior to the Closing Date.

ARTICLE 8 — CONDITIONS TO CLOSING

8.1	Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a)	Corporate Approval. The unconditional approval of the Transaction by both the corporate officers and the Law Department of Prudential, each in their sole and absolute discretion; provided that the same shall be obtained within ten (10) days following the Effective Date;

(b)	Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(c)	Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law, whether now or hereafter existing; and

(d)	Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

8.2	Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a)	Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(b)	Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 4 of this Agreement; and

(c)	Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

8.3	Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Sections 8.1 or 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 11 hereof.

8.4	Approvals not a Condition to Buyer’s Performance. Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (d) endorsements to the Owner’s Title Policy.

ARTICLE 9 — REPRESENTATIONS AND WARRANTIES

9.1	Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1	Buyer’s Authorization. Buyer is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by Law, the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all Closing Documents to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer, company and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2	Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law.

9.1.3	Patriot Act Compliance. Subject to Section 10.1.3, Buyer is not (i) acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation, nor (ii) engaged in any dealings or transactions, directly or indirectly, in contravention of any United States, international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; provided, however, that none of the foregoing shall apply to any person or entity to the extent that such person’s or entity’s interest in Buyer, or any partner, member or stockholder of Buyer, is in or through an entity whose securities are listed on a national securities exchange quoted on an automated quotation system in the United States.

Buyer’s representations and warranties in this Section 9.1 shall survive the Closing, and not be merged therein.

9.2	Seller’s Representations. Seller represents and warrants to Buyer as follows:

9.2.1	Seller’s Authorization. Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware. This Agreement has been, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed and delivered by Seller and will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, will be sufficient to convey title (if they purport to do so) and will not violate any provisions of any agreement to which Seller is a party or to which the Property or Seller is subject or bound. No consent, waiver or approval by any third party is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of the obligations to be performed by Seller under this Agreement. Upon receipt of the approval set forth in Section 8.1(a), Seller will have obtained the authorization needed to ratify its execution of this Agreement and all company authorization needed to consummate the Transaction.

9.2.2	Seller’s Knowledge Representations. To Seller’s knowledge:

(a)	Except as listed in Exhibit K attached hereto and incorporated herein by this reference, Seller has not received any written notice of any current or pending litigation against Seller which would, in the reasonable judgment of Seller, if determined adversely to Seller, materially adversely affect the Property.

(b)	As of the date of this Agreement, Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibit B attached hereto, (ii) the Leases, and (iii) liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record.

(c)	Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts, except as listed in Exhibit K attached hereto. As of the date of this Agreement, except as set forth on Exhibit K attached hereto and except for defaults cured on or before the date hereof, Seller has neither (i) received any written notice from any tenant of the Property asserting or alleging that Seller is in default under such tenant’s Lease, nor (ii) sent to any tenant of the Property any written notice alleging or asserting that such tenant is in default under such tenant’s Lease.

(d)	As of the date of this Agreement, the only tenants under signed leases at the Property are the tenants listed in Exhibit L attached hereto and incorporated herein by this reference (the “Rent Roll”); provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware. An updated Rent Roll shall be delivered to Buyer at Closing.

(e)	Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit K attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental authority of any violation of any Law applicable to the Property.

(f)	As of the date of this Agreement and at Closing, the Rent Roll is and shall be true, correct and complete in all material respects; provided, however, that for the purposes hereof, the Rent Roll shall only be deemed to be materially inaccurate or incorrect if it is inaccurate or incorrect by more than 5% of the gross monthly income for the Property as set forth therein.

(g)	The documents delivered or otherwise made available to Buyer prior to Closing (i) include all documents used by Seller in the day-to-day operations and management of the Property, and (ii) are the same documents used in connection with (A) the performance by Seller of its fiduciary obligations to its clients and investors, and (B) the preparation of financial statements and reports submitted to the clients and investors of Seller.

9.3	General Provisions.

9.3.1	No Representation as to Leases. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

9.3.2	Seller’s Warranties Deemed Modified. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

9.3.3	Breach of Seller’s Warranties prior to Closing

(a)	If at or prior to the Closing, any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed forty-five (45) days) for the purpose of such cure.

(b)	If any misrepresentation or breach of any of Seller’s Warranties is first discovered by Buyer after the expiration of the Due Diligence Period but prior to Closing and Seller either does not elect to or is not able to so cure any such misrepresentation or breach, then Buyer, as its sole remedies for any and all such misrepresentations or breaches, shall have the following rights:

(i)	If any of Seller’s Warranties are, individually or in the aggregate, untrue, inaccurate or incorrect in any material respect, then Buyer may elect either (A) to waive such misrepresentations or breaches and consummate the Transaction without any reduction of or credit against the Purchase Price, or (B) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.

(ii)	If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.

(c)	The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material for purposes of this Section 9.3.3 and the rest of this Agreement only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed $50,000.00.

9.3.4	Survival; Limitation on Seller’s Liability. Seller’s Warranties shall survive the Closing and not be merged therein for a period of ninety (90) days and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Warranty with respect to which a claim is made by Buyer against Seller on or before the ninetieth (90th) day after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 15.15 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $50,000.00.

9.3.5	Disclosure. If and to the extent that Seller’s representations and warranties become inaccurate, untrue or incorrect to the current actual knowledge of the Designated Representatives, Seller shall promptly notify Buyer in writing.

ARTICLE 10 - COVENANTS
10.1	Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1	Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall hold, and shall cause the other Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit the other Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller: (a) the terms of the Agreement, (b) any of the information in respect of the Property delivered to or for the benefit of Buyer whether by any of Buyer’s Representatives or by any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by any Buyer’s Representatives in connection with its Due Diligence, and (c) the identity of any direct or indirect owner of any beneficial interest in Seller. Buyer’s obligation under clauses (a) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, and notwithstanding anything to the contrary set forth in Section 10.3.1 below, Buyer may disclose such information (i) on a need-to-know basis to its affiliates and its and their employees, lenders, consultants, agents, and members of professional firms serving it or potential lenders, (ii) as any governmental agency may require in order to comply with applicable Laws or a court order, and (iii) to the extent that such information is a matter of public record. The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement.

10.1.2	Buyer’s Indemnity. Buyer hereby agrees to indemnify, defend, and hold each of the Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from the breach of the terms of Subsection 10.1.1; provided, however, that for purposes of Buyer’s indemnity hereunder the definition of Liabilities shall not include “problems or conditions.” The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

10.1.3	Delivery of Information Regarding Compliance. No later than ten (10) business days from the Effective Date, Buyer agrees to provide documentation reasonably necessary or desirable for Seller to verify that the representations and warranties made in Section 9.1.3 are true, accurate and complete, which documentation shall include, without limitation, information regarding the ownership of Buyer and a list of any person or entity that directly or indirectly owns more than a 25% interest in Buyer, together with the Social Security number, FEIN number, or a copy of the passport, as applicable, for each such person or entity. Notwithstanding any provision in this Agreement to the contrary, Seller may disclose such information, with notice to Buyer, if practicable (and if not, then promptly after such disclosure), to any government agency or regulators in connection with any regulatory examination or if Seller reasonably believes that such disclosure is required by Law or its regulatory compliance policies.

10.2	Seller’s Covenants. Seller hereby covenants as follows:

	10.2.1	Contracts.

(a)	Without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, between the date hereof and the Closing Date Seller shall not extend, renew, replace or otherwise modify any Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice. Seller shall furnish Buyer with a written notice of the proposed transaction which shall contain information that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. If Buyer fails to object in writing to the terms set forth in Seller’s notice within three (3) business days after receipt thereof, Buyer shall be deemed to have approved the terms of the proposed transaction. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such transaction that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the expiration of the Due Diligence Period and the Closing.

(b)	On or before the Closing, Seller shall terminate any management agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

10.2.2	Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer hereby agrees that, except for breaches of this Section 10.2.2, Buyer, shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, or (b) any physical conditions which would give rise to violations of Laws, whether the same now exist or arise prior to Closing. Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority of the violation of any Laws regulating the condition or use of the Property, and shall provide Buyer a copy of such notice.

10.3	Mutual Covenants.

10.3.1	Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement. Nothing in this Section 10.3.1 shall be deemed to prohibit any disclosures otherwise permitted by Buyer under Section 10.1.1 above, or to prohibit any of Buyer’s activities undertaken pursuant to Section 15.19 below (including without limitation the promotion of a Registered Company (as defined below) or the making of required disclosures or filings to or with the Securities and Exchange Commission.

10.3.2	Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction. Notwithstanding anything to the contrary contained herein, for purposes of the indemnities set forth in this Section, the definition of Liabilities shall not include “problems or conditions.”

10.3.3	Tax Protests; Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller as follows:

(a)	with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during the Closing Tax Year (regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in the manner provided in Section 6.3;

(b)	with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period prior to the Closing Tax Year (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits; and

(c)	with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period after the Closing Tax Year (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits.

10.3.4	Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11 — FAILURE OF CONDITIONS

11.1	To Seller’s Obligations. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s representations or warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for five (5) business days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer, promptly after which the Deposit shall be paid to Seller as liquidated damages as its sole remedy hereunder, and thereafter the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction.

11.2	To Buyer’s Obligations. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for five (5) business days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, then Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 12 — CONDEMNATION/CASUALTY

12.1	Right to Terminate. If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining notice or knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) business days after the receipt of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) business day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2	Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:

(a)	if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller allocated Amounts; and

(b)	to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to the Seller Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) business day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller Allocated Amounts not previously paid to Seller.

Buyer and Seller hereby agree that the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred in connection with obtaining payment of any awards or proceeds resulting from a condemnation or eminent domain proceeding or incurred in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property shall be paid Seller prior to the Closing Date (without the right to seek reimbursement from Buyer) and be paid by Buyer after the Closing Date (without the right to seek reimbursement from Seller).

12.3	Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.

12.4	Waiver. The provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 12.

ARTICLE 13 — ESCROW PROVISIONS

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)	The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

(b)	If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

(c)	If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Subsection (c). If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after such party’s receipt of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

(d)	The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

(e)	Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is 33-0802019.

(f)	The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

The provisions of this Article 13 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 14 — LEASING MATTERS

14.1	New Leases; Lease Modifications. Between the date hereof and the Closing Date, Seller shall not change its current leasing or management practices without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed. Seller shall provide Buyer with information outlining any such proposed changes to such leasing or management practices, and Buyer shall have three (3) business days to provide written approval or disapproval of such proposed changes; provided, however, that failure of Buyer to respond within such three (3) business day period shall be deemed to constitute approval of such proposed changes. Between the date hereof and the Closing Date, Seller shall cause all vacant units to be made rent-ready and available for occupancy based on standards and methods used by Seller prior to execution of this Agreement and shall cause all appliances in all vacant units to be clean and in working order (the “Appliance Standards”). Buyer shall receive a credit of Seven Hundred Fifty and No/100 Dollars ($750.00) for each unit that became vacant on a date that is seven (7) or more days prior to Closing and that is not rent-ready (as reasonably determined by Buyer based on standards customary in the industry) and available for occupancy as of the day of Closing, provided that such $750.00 shall not include any costs to cause the appliances to meet the Appliance Standards.

14.2	Lease Enforcement. Seller shall have the right, but not the obligation (except to the extent that Seller’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

ARTICLE 15 - MISCELLANEOUS
15.1	Buyer’s Assignment.

(a)	Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Buyer shall constitute an assignment of this Agreement; provided, however, that the foregoing shall not be construed to prohibit the transfer of stock in a publicly traded company. Notwithstanding anything in this Section 15.1(a) to the contrary, Buyer shall have the right to assign all of its right, title and interest under this Agreement, without the prior written consent of Seller, to a Registered Company (as defined in Section 15.20) or another entity managed or controlled by Buyer or an entity controlling, controlled by or under common control with Buyer.

(b)	Reserved.

(c)	In the event Buyer intends to assign its rights hereunder:

(i)	Buyer shall send Seller written notice of its request at least five (5) business days prior to the Scheduled Closing Date, which notice shall include the legal name and structure of the proposed assignee and evidence reasonably satisfactory to Seller of the valid legal existence of Buyer’s assignee, its qualification (if necessary) to do business in the jurisdiction in which the Property is located and of the authority of Buyer’s assignee to execute and deliver any and all documents required of Buyer under the terms of this Agreement; and

(ii)	Buyer shall provide Seller any other information that Seller may reasonably request with respect to the proposed assignee; and

(iii)	Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement pursuant to which Buyer’s obligations hereunder are expressly assumed by such assignee.

(d)	Notwithstanding any provision in this Agreement to the contrary:

(i)	Any permitted assignment by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder including obligations and liabilities which survive the Closing or the termination of this Agreement, nor shall any such assignment alter, impair or relieve such assignee from the waivers, acknowledgements and agreements of Buyer set forth herein, including, but not limited to, those set forth in Article 5, Article 9 and Article 10 hereof, all of which will be binding upon any assignee of Buyer.

(ii)	No transfer by Buyer of any interest in this Agreement and no transfers of direct or indirect interests in Buyer shall be permitted if the same would cause the representations and warranties made in Section 9.1.3 to be untrue, inaccurate or incomplete and Buyer covenants to cooperate with Seller’s requests to provide documentation reasonably necessary or desirable for Seller to verify that such representations and warranties are true, accurate and complete at all times prior to Closing.

15.2	Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a)	Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)	Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)	Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 20-0305046.

(d)	Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

15.3	Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4	Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.5	Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State in which the Property is located.

15.6	Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

15.7	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8	Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.9	Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile or by e-mail (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

IF TO BUYER:
Triple Net Properties, LLC c/o Roc Realty Advisors, LLC 1606 Santa Rosa Road, Suite 109 Richmond, Virginia 23229 Attention: Gus R. Remppies Telephone #: (804) 285-1082 Telecopy #: (804) 285-1376 E-Mail Address: gremppies@rocra.com

COPY TO:

McGuire Woods LLP One James Center 901 East Cary Street Richmond, Virginia 23219-4030 Attention: Scott L. Weber, Esq. Telephone #: (804)775-4303 Telecopy #: (804)698-2229 E-Mail Address: sweber@mcguirewoods.com

IF TO SELLER:

Fort Nelson Apartments, L.L.C. c/o Prudential Real Estate Investors 8 Campus Drive Parsippany, New Jersey 07054 Attention: Joanna Mulford Telephone #: (973) 683-1743 Telecopy #: (973)734-1411 E-Mail Address: Joanna.mulford@prudential.com

COPY TO:

The Prudential Insurance Company of America c/o Prudential Real Estate Investors 8 Campus Drive, 4th Floor Arbor Circle South Parsippany, New Jersey 07054-4493 Attention: Jon Paul Morris, Esq. Telephone #: (973) 734-1446 Telecopy #: (973) 683-1788 E-Mail Address: jonpaul.morris@prudential.com

COPY TO:

Lewis and Roca LLP 40 N. Central Avenue Phoenix, Arizona 85004 Attention: John Rawicz, Esq. Telephone #: (602)262-5715 Telecopy #: (602)734-3761 E-Mail Address: jrawicz@lrlaw.com

15.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

15.11	No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof. For purposes of the indemnity set forth in this Section, the definition of Liabilities shall not include “problems or conditions.”

15.12	Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

15.13	Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any amendment or modification hereof or any of the Closing Documents.

15.14	Reserved.

15.15	Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, the maximum aggregate liability of the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under all Closing Documents (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed $400,000. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15.16	Time of Essence. Time is of the essence with respect to this Agreement.

15.17	WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

15.18	Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

15.19	Related Agreements. Contemporaneously with the execution of this Agreement, Buyer and Seller are entering into that certain Purchase and Sale Agreement (the “Related Agreement”) regarding The Heights (the “Other Property”). Buyer shall have no right to acquire the Property unless Buyer acquires the Other Property pursuant to the Related Agreement. Seller’s obligation to sell the Property to Buyer is conditioned upon Buyer acquiring the Other Property pursuant to the Related Agreement.

15.20	SEC Filings. Buyer may assign all of its rights, title and interest in and to this Agreement in accordance with Section 15.1. The assignee may be a publicly registered company (“Registered Company”) promoted by the Buyer. The Seller acknowledges that it has been advised that if the purchaser is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following prior to and/or up to six (6) months following Closing, so long as Buyer or the assignee reimburse Seller for its costs in providing such items to Buyer or the assignee:

(a)	Access to bank statements for the Audited Year;

(b)	Rent Roll as of the end of the Audited Year;

(c)	Income and expense statements, year-end financial and monthly operating statements for the Audited Year;

(d)	Access to the general ledger for the Audited Year;

(e)	Cash receipts schedule for each month in the Audited Year;

(f)	Access to invoice for expenses and capital improvements in the Audited Year;

(g)	Copies of all insurance certificates (but not policies) for the Audited Year; and

(h)	Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year.

Buyer and it’s assignee hereby acknowledge and agree that Seller has agreed to provide the information set forth in this Section solely as an accommodation to Buyer and Seller (i) except for a breach of Seller’s Warranties, shall have no liability to Buyer or Buyer’s assignee for any matter arising out of or relating to this Section, (ii) shall have no liability to any third party whatsoever for any matter arising out of or relating to this Section and (iii) except as otherwise set forth in Seller’s Warranties, makes no representations and warranties whatsoever with respect to the accuracy or completeness of the information Seller provides pursuant to this Section. Buyer and Buyer’s assignee hereby jointly and severally agree to indemnify, defend and hold each of the Seller Parties free and harmless from and against any Liabilities (including reasonable attorney’s fees, disbursements and expenses) arising out of or resulting from the use by Buyer’s assignee of the information provided to it by Seller or the reliance on such information by any third party or governmental entity; provided, however, that for purposes of such indemnity the definition of Liabilities shall not include “problems or conditions”. The provisions of this Section 15.20 shall survive the Closing.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

FORT NELSON APARTMENTS, L.L.C., a

Delaware limited liability company

By: PRUROSE PORTSMOUTH HOLDING LLC, a Delaware limited liability company

By: STRATEGIC PERFORMANCE FUND-II, INC., a Maryland corporation

By:	/s/ Joanna Mulford Joanna Mulford, Vice President

By: ROSELAND/FORT NELSON, L.L.C., a New Jersey limited liability company

By:	/s/ Marshall B. Tycher Marshall B. Tycher, Manager

BUYER:

TRIPLE NET PROPERTIES, LLC, a
Virginia limited liability company

By: /s/ Jeff Hanson
Name: Jeff Hanson
Title: Chief Investment Officer

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article 13 and Section 15.2.

In witness whereof, the undersigned has executed this Agreement as of December 7, 2007.

PIONEER TITLE COMPANY

By: /s/ Kristina Cates
Name: Kristina Cates
Title: Commercial Closer